Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

February 13, 2024

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB), with offices at 9000 West 67th Street, Merriam, Kansas, for the quarters and years ended December 31, 2023 and December 31, 2022, in millions of dollars except share and per share amounts.

	Three Months Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2023	2022	2023	2022
Net sales	$2,282	$2,666	$9,562	$11,243
Operating income (loss)	$(87)	$164	$(87)	$657
Net earnings attributable to Seaboard	$64	$223	$226	$580

Earnings per common share	$64.67	$192.11	$202.21	$499.66
Average number of shares outstanding	989,615	1,160,779	1,117,636	1,160,779
Dividends declared per common share	$2.25	$2.25	$9.00	$9.00

Seaboard Corporation today filed its Annual Report on Form 10-K with the United States Securities and Exchange Commission. Seaboard Corporation has provided access to the Annual Report on Form 10-K on its website at https://www.seaboardcorp.com/investors.

Also, Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on March 4, 2024 to stockholders of record at the close of business on February 23, 2024.